SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 18, 2008
LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29752	33-0811062

(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
10307 Pacific Center Court
San Diego, California 92121
(Address of Principal Executive Offices)

(858) 882-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On June 18, 2008, Leap Wireless International, Inc., or Leap, and its wholly owned subsidiary Cricket Communications, Inc. (as borrower), or Cricket, entered into Amendment No. 3 to the Amended and Restated Credit Agreement with the lenders named therein and Bank of America, N.A. (as Administrative Agent), referred to herein as the “Third Amendment.”
     Under the Third Amendment, the Amended and Restated Credit Agreement, or the Credit Agreement, was amended, among other things to:
•	increase the size of the permitted unsecured debt basket under the Credit Agreement from $1.2 billion to $1.65 billion plus $1.00 for every $1.00 of cash proceeds from the issuance of new common equity by Leap, up to $200 million in the aggregate;

•	increase the add-back to consolidated earnings before interest, taxes, depreciation and amortization, or EBITDA, for operating losses in new markets from $75 million to $100 million, and extend the period in which such add-back applies until December 31, 2011. For purposes of calculating the consolidated fixed charge coverage ratio under the Credit Agreement, an additional $125 million in new market operating losses can be added back to consolidated EBITDA through December 31, 2009;

•	exclude up to $125 million of capital expenditures made in connection with the expansion of network coverage, capability and capacity in markets in existence as of December 31, 2007 from the consolidated fixed charge coverage ratio calculation through December 31, 2009;

•	increase the baskets under the Credit Agreement for capital lease and purchase money security interests from $150 million to $250 million;

•	increase the baskets under the Credit Agreement for letters of credit from $15 million to $30 million;

•	exclude qualified preferred stock from the definition of indebtedness under the Credit Agreement and make certain other amendments to facilitate the issuance by Leap of qualified preferred stock;

•	establish that if Cricket enters into an incremental facility for term loans or a revolving credit facility with an effective interest rate or weighted average yield (taking into account factors such as any interest rate floor, call protection, original issue discount and lender fees) that is higher than the then-existing interest rate for the existing term loans or revolving credit facility, as applicable, under the Credit Agreement, then the interest rate for the existing term loans or revolving credit facility, as applicable, shall be increased to match the effective interest rate or weighted average yield of such incremental facility;

•	cap any new incremental facilities under the Credit Agreement at $400 million in the aggregate;

•	increase the applicable rate spread on the term loans and revolving credit facility under the Credit Agreement by 50 basis points, and set a floor on the London Interbank Offered Rate, or LIBOR, under the Credit Agreement of 3.00% per annum; and

•	include a prepayment (or repayment) premium on the term loans of 2.0% on any principal amount prepaid (or repaid) prior to the first anniversary of the date of the amendment and 1.0% on any principal amount prepaid (or repaid) on or after the first anniversary but prior to the second anniversary of the date of amendment (other than prepayments in respect of extraordinary receipts).
     In connection with the execution of the Third Amendment, Leap paid a fee equal to 50 basis points on the aggregate principal amount of the commitments and loans of each lender that executed the Third Amendment on or before 5:00 p.m., eastern time, on June 18, 2008.
     The terms of the existing Credit Agreement, as amended, are described in Leap’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on June 19, 2006, March 21, 2007 and November 23, 2007, which are hereby incorporated by this reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.
Date: June 18, 2008	By:	/s/ S. DOUGLAS HUTCHESON
S. Douglas Hutcheson
President and Chief Executive Officer